UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of Earliest Event Reported):     September 1, 2004

P. H. Glatfelter Company

(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 S. George Street, Suite 400, York, PA	17401

(Address of principal executive offices)	(Zip Code)

     Registrant’s telephone number, including area code       717 225 4711

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.05. Costs Associated with Exit or Disposal Activities.

In our quarterly report on Form 10-Q for the quarterly period ended June 30, 2004, we reported that we began to implement, beginning in the second quarter of 2004, the North American Restructuring Program, a comprehensive series of initiatives designed to improve our financial performance. The financial benefits from these efforts will begin to phase-in during the latter part of 2004, and are expected to approximate $15 million to $20 million annually, pre-tax, beginning in 2006.

As previously reported, during the second quarter of 2004, we negotiated a new labor agreement that enables us to reduce workforce levels at our Spring Grove, Pennsylvania facility by approximately 20%. The union membership at this location ratified the agreement on July 20, 2004. In accordance with this agreement, we offered a voluntary early retirement program to eligible union employees.

Based on this contract, and the extent of acceptance through August 31, 2004 by members of the union workforce of certain voluntary benefit enhancements, we expect to record, in the third quarter of 2004, a restructuring charge of between approximately $13 million and $20 million, substantially all of which is for enhanced pension benefits, post-retirement medical benefits and other related employee severance costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P. H. Glatfelter Company (Registrant)

September 1, 2004	By:	John P. Jacunski

Name: John P. Jacunski Title: Corporate Controller